As filed with the Securities and Exchange Commission on May 25, 2004 Reg.No. 33

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    _________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________
                               AuGrid Corporation

             (Exact name of registrant as specified in its charter)
           Nevada                                                34-1878390
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               identification No.)

                        10777 Westheimer Road, Suite 1040
                              Houston, Texas 77042
                               Tel: (713) 532-2000
                    (Address of principal executive offices)
                ________________________________________________

                       ADVISORY AND CONSULTING AGREEMENTS
                              (Full title of plan)
                        ________________________________
                                  M.J. Shaheed
                             Chief Executive Officer
                        10777 Westheimer Road, Suite 1040
                              Houston, Texas 77042
                     (Name and address of agent for service)
                               Tel:(713) 532-2000
          (Telephone number, including area code of agent for service)

                                    Copy to:
                            Michael L. Corrigan, Esq.
                           7770 Regents Road #113-401
                            San Diego, CA 92122-1967
                                 (858) 362-1440

                              CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------
                                      Proposed        Proposed
Title of securities   Amount to be    maximum         maximum               Amount of
to be registered      Registered (1)  offering price  Aggregate offering    Registration fee
                                      per share       Price (2)
---------------------------------------------------------------------------------------------

Common Stock           25,000,000       .0054         $    135,000          $    17.10
(par value .001)
---------------------------------------------------------------------------------------------

(1)  Represents 25,000,000 shares of Common Stock to be issued as compensation for services rendered.
(2)  Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities
Act of 1933.

PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.

Purposes:

The Common Stock will be issued by the Company pursuant to an agreement entered into by the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's business thereby advancing the interests of the Company, and all of its shareholders.

Common Stock:

The Board has authorized the issuance of up to 25,000,000 shares of the Common Stock to the Consultant upon effectiveness of the registration statement.

Consultants:

The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of generally representing the Company with respect to certain legal matters.

No Restrictions on Transfer

Upon the shares becoming "Earned" pursuant to the terms of Consultant's engagement agreement, the Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.


Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.

Legal Opinions and Experts

Michael L. Corrigan has rendered an opinion on the validity of the securities being registered.

The financial statements of AuGrid Corporation., by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2003, have been audited by Henry L. Creel Co., Inc., as set forth in their report incorporated herein by reference and are incorporated herein by reference reliance upon such report given upon the authority of the firm as experts in auditing and accounting.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this registration statement and are not required to be filed with this registration statement:

     (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004 pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

     (b) Registrant's quarterly reports on Form 10-QSB, for the fiscal quarters ended June 30, 2003, September 30, 2003, and March 31, 2004 and registrant's current reports on Form 8-K, pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Company's Bylaws provide that the Company shall indemnify its officers and directors against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon an officer or director in connection with any proceeding to which the officer or director may be made a party, or in which the officer or director may become involved, by reason of being or having been an officer or director of the Company or is or was serving at the Company's request as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, or any settlement thereof, except in such cases wherein the officer or director is adjudged guilty of willful misfeasance or malfeasance in the performance of the officer's or director's duties. In the event of a settlement, the indemnification only applies when the Company's Board of Directors approves such settlement and reimbursement as being in the best interests of the Company.

     The Bylaws further provide that the Company will indemnify its officers and Directors against expenses of a suit, litigation or other proceeding that is specifically permissible under applicable law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

     The foregoing provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the officer or director received a benefit in money, property or services to which the officer or director is not legally entitled.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

The Exhibits to this registration statement are listed in the index to Exhibits.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement., and,

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee pursuant to the plan's annual report pursuant to section 15(d) for the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, whereunto duly authorized, in Houston, Texas, on May 25, 2004.

          AuGrid Corporation

          /s/ M.J. Shaheed
          ----------------------------------------------------
          M.J. Shaheed, Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

          /s/ M.J. Shaheed
          ----------------------------------------------------
          M.J. Shaheed, Chief Executive Officer

Dated: May 25, 2004

INDEX TO EXHIBITS

     EXHIBIT
     NO.                 DESCRIPTION
     ---                 -----------

      4.1     Engagement Agreement, Michael L. Corrigan

      5.1     Opinion of Counsel, Michael L. Corrigan

     23.1     Consent of Henry L. Creel Co., Inc.

     23.2     Consent of Michael L. Corrigan
              (included in Exhibit 5)

Exhibit  4.1     Engagement  Agreement


                          Number of Shares and Options
                          ----------------------------

         4.1              25,000,000